 EXHIBIT 99.1

ERF Wireless Reports Third Quarter 2008 Results

LEAGUE CITY, Texas, Nov. 18, 2008 -- ERF Wireless (OTCBB: ERFW), a leading provider of enterprise-class wireless and broadband products and services, announced today that the company has filed its Form 10-Q with the Securities and Exchange Commission reporting results for the third quarter ended September 30, 2008.

Dr. H. Dean Cubley, CEO of ERF Wireless, commented, "Our management team and employees have continued to grow our core business segments of  wireless broadband for the Oil and Gas industry, for commercial and residential customers, and for the Banking Industry. As a part of this offering, we have continued to grow our large wireless broadband coverage for our WISP business and have begun to leverage these assets by providing services to new customers in the oil and gas sector and the banking industry in hurricane affected areas underlying our network coverage.  Additionally,  we are continuing to expand in new areas required by our customers which utilize our licensed wireless infrastructure and associated applications.  In uncertain economic time such as we are experiencing in this country, as well as internationally, I believe it is important to have a balanced product offering with products and services that are necessities to the customers.  I believe that we have properly structured our offerings to meet that objective.”

For the third quarter of 2008, the company reported total net sales of $1,141,000, a decrease of 8% compared with $1,236,000 in the third quarter of 2007. The $95,000 decrease in net sales during the third quarter of 2008 as compared to the net sales generated in the third quarter of 2007 is primarily attributable to $447,000 decrease in Wireless Messaging Services construction services for the El Dorado Golf and Beach Club of San Jose del Cabo, Mexico; a $255,000 decrease in banking network installation and services resulting in reduced network construction revenues in 2008 and offset with an increase of $607,000 in recurring wireless WISP services with the increased growth attributed to recent WISP acquisitions. For the three and nine months ended September 30, 2008, the company reported losses from operations of $1,917,000 and $5,351,000 compared to losses from operations of $1,320,000 and $3,200,000 for the three and nine months ended September 30, 2007. The increase in losses from operations was primarily attributable to increases in employment, professional services, depreciation and amortization and general and administrative. For the nine months ended September 30, 2008 and 2007, cash used for operating activities was $3,004,000 and $1,376,000, respectively. Primary and fully diluted net loss per share for the three and nine months ended September 30, 2008, were ($0.03) and ($0.08), respectively. Primary and fully-diluted net loss per share for the three and nine months ended September 30, 2007, were ($0.04) and ($0.12), respectively.

RECENT EVENTS

During the quarter ended September 30, 2008, the Company has continued to execute its expansion plans of construction and operation of the nationwide wireless BankNet network, acquisition of strategic WISP networks with customers, expansion of the sales staff and continued construction of various bank wireless networks. A summary of the major milestones during and subsequent to the quarter ended September 30, 2008, is as follows:

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The Company announced the formation of a new Oil and Gas Services Division to address growing customer demand in the oil and gas industry for the company’s wireless products and services.  Utilizing the resources of its rapidly expanding wireless broadband networks in Texas, New Mexico and Louisiana, the Company is now actively supplying specialized products and services to oil and gas customers through this new division.

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The Company obtained a nationwide license for operation in the 3.65 GHz band and is partnering with entities that will make additional spectrum available in the 2.5 GHz band.  The Company is in the final processes of evaluating various brands of WiMAX equipment and will begin limited deployment of this new technology in selected WISP and oil and gas markets across Texas, New Mexico and Louisiana.

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The Company has begun an aggressive acquisition initiative in Texas, New Mexico, Oklahoma, Louisiana and Colorado; with the objective of adding and additional 100,000 square miles of wireless coverage in areas that will best support the growth of its Oil and Gas Division and regional banking networks.

About ERF Wireless

ERF Wireless Inc. is a fully reporting public corporation (OTCBB: ERFW) that specializes in providing secure wireless and broadband product and secure service solutions to banking and commercial clients on a national and international basis. Its principals have been in the network integration, triple-play FTTH, IPTV content delivery, and Internet banking and encryption technology businesses for over 20 years and have constructed encrypted, wireless broadband networks, fiber to the home projects, as well as secure Internet banking solutions for hundreds of banks across America. For more information about ERF Wireless, please visit www.erfwireless.com or call 281-538-2101. (ERFWG)

Forward-looking statements in this release regarding ERF Wireless Inc. are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the company's products, increased levels of competition, new products and technological changes, the company's dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.

Contact:
ERF Wireless Inc.
Clareen O'Quinn, 281-538-2101 ext. 113
coquinn@erfwireless.com